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                                                                   Exhibit 99.01

FOR IMMEDIATE RELEASE
Contact:
Fran Barsky
Investor Relations Manager
Cree, Inc.
(T) 919-313-5397
(F) 919-313-5452
email: fran_barsky@cree.com

                     Brother of Cree Chairman Brings Lawsuit

Durham, NC, June 13, 2003 - Cree, Inc. (Nasdaq: CREE), announced today that a lawsuit has been filed in federal district court in Greensboro, North Carolina by former Cree CEO and current part-time employee, Eric Hunter, and his wife, Jocelyn Hunter. The suit names Neal Hunter, Eric Hunter's brother and current Cree Chairman, and Cree, Inc. as defendants. Based upon its preliminary review, the company believes that the allegations are without merit and arise in part from personal and family matters. It intends to defend the case vigorously.

The complaint alleges that the defendants have defamed Eric Hunter by making unspecified false statements about him to members of his family and individuals associated with Cree. It also asserts that beginning in August 1995 the defendants violated employment and federal securities laws and have sought to discourage the plaintiffs from pursuing legal remedies or reporting matters to securities regulators. Eric Hunter and his wife seek personally to recover damages in excess of $3 billion for unspecified harm resulting from the alleged conduct of the defendants, as well as an injunction against future harassment.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide, gallium nitride and silicon materials technology to produce new and enabling semiconductors. The products include blue, green and ultraviolet
(UV) light emitting diodes, near UV lasers, radio frequency and microwave devices, and power switching devices. Applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

Cautionary Statement

Statements in this press release that are not solely historical in nature may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated, including the risks and uncertainties of litigation generally, and employment, securities and defamation litigation in particular; the substantial expense of such litigation regardless of its outcome; the substantial management time and attention required by such litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 30, 2002 and subsequent reports.

Cree and the Cree logo are registered trademarks of Cree, Inc.